Exhibit 99

OMI Corporation Announces Charters in of New Suezmaxes and Sale of Last Non Double Hull Vessels

    STAMFORD, Conn.--(BUSINESS WIRE)--Feb. 1, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that it had agreed to time charter for a seven year period two new Suezmax vessels scheduled for delivery in June and September of 2005. The vessels are two of the four vessels being acquired by affiliates of Konig & Cie GmBH & Co. KG (Konig). Konig has previously entered two other Suezmaxes into OMI's "Gemini Pool." All four new Suezmaxes will enter the Gemini Pool when delivered. This will bring the number of vessels in the pool to twenty one. OMI has options to extend the term of the time charters and to acquire the vessels it is chartering.
    The Company also announced that (a) it has sold its two double sided handysize crude oil tankers; a gain of approximately $2.8 million will be recognized in the first quarter of 2005, (b) it has taken delivery of the LAUREN, a new handymax product carrier which was one of the vessels it contracted to acquire during the summer of 2004 and (c) the registration statement in respect of the 2.875% Convertible Senior Notes Due 2024 was declared effective on January 18, 2005.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented that "We are pleased to be able to charter in two new Suezmaxes and increase our exposure to the spot Suezmax market, which we believe will continue to be strong for the foreseeable future. We also are gratified that Konig, a large and high quality owner, has ratified our performance in commercially managing the Gemini Pool by adding additional vessels. Finally, we are pleased that we have sold the last of our two double sided vessels and now have a fully double hull fleet."
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 41 vessels, including 15 Suezmaxes and 26 product carriers, aggregating approximately 3.5 million deadweight tons ("dwt"). OMI has on order nine 37,000 and 47,000 dwt product carriers, four scheduled to be delivered in 2005 and five in 2006.

    FORWARD LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided for under these sections. The words "believes," "estimates," "expects," "plan" "anticipates" and similar expressions identify forward-looking statements. This forward-looking statement includes, without limitation: belief as to when vessels will be delivered and enter into time charters or pooling arrangements and as to the future tanker spot markets for Suezmax vessels.
    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks in this statement include, but are not limited to, supply of tankers, demand for their use, world economic activity, and performance by shipbuilders and the owners of the vessels referred to.
    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

    CONTACT: OMI Corporation
             Fredric S. London, 203/602-6789